Exhibit 10.2

Exhibit C-1

MILLENNIUM BROKERAGE GROUP, LLC
EMPLOYMENT AGREEMENT

          THIS AGREEMENT, is made by and between William L. Zelenik (the “Employee”) and MILLENNIUM BROKERAGE GROUP, LLC, a Tennessee limited liability company (the “Company”), effective as of ______________, 2005 (the “Effective Date”).

          WITNESSETH:

          WHEREAS, the Company is engaged in the life insurance brokerage business, representing and marketing the products of various insurance carriers.

          WHEREAS, the Company desires to retain and employ Employee as Chief Executive Officer upon the terms and subject to the conditions of this Agreement.

          WHEREAS, the execution and delivery of this Agreement is a condition precedent to the closing of the transactions contemplated by that certain Membership Interest Purchase Agreement dated September ___, 2005, by and among Employee, the Company, all other members of the Company, Enterprise Financial Services Corp. (“Enterprise”) Millennium Holding Corporation, Inc., a Missouri corporation and ________________ (the “Purchase Agreement”).

          NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements herein set forth, the Company and Employee agree as follows:

          1.     Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Employee for the Contract Term as hereafter defined.  During the Contract Term, Employee shall serve as Chief Executive Officer and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties as the Board of Governors (the “Board”) of the Company may from time to time specify consistent with such position.  Employee shall comply with all polices and procedures of the Company generally applicable to employees of the Company and to the extent consistent with the provisions of this Agreement.  The duties and responsibilities Employee is to perform hereunder shall be conducted primarily within the Nashville, Tennessee metropolitan area.  Employee may be required from time to time to perform his duties hereunder on an occasional basis at such other places as the Board shall designate or as the interests or business opportunities of the Company may require; provided, however, that without Employee’s consent, the Employee shall not be required to relocate his residence from the Nashville, Tennessee metropolitan area.  Employee hereby accepts such employment and agrees to serve the Company in such capacities for the term of this Agreement.  During the Contract Term, Employee shall report directly to the Chief Executive Officer of Enterprise.

          2.     Term of Employment.  Except as otherwise provided herein, the term of this Agreement shall commence on the Effective Date and end on the “Third Installment Closing Date,” as defined in the Purchase Agreement (the “Contract Term”).  The Contract Term may be extended by mutual written agreement of Employee and the Company upon such terms, provisions and conditions which are mutually acceptable to Employee and the Company.  Notwithstanding any expiration of this Agreement at the end of the Contract Term, to the extent that Employee remains an employee of the Company thereafter, unless the parties otherwise agree in writing, (i) the obligations of the Company under Sections 4, 6 and 11 of this Agreement shall remain applicable and (ii) the obligations of Employee under Sections 7, 8, 9 and 11 of this Agreement shall remain applicable.

          3.     Devotion to Duties.  Employee agrees that during the Contract Term Employee will devote all of his skill, knowledge, commercial efforts and customary working time to the conscientious and faithful performance of his duties and responsibilities to the Company except for  (i) permitted vacation time and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Employee’s duties hereunder, such reasonable time as may be devoted to the fulfillment of Employee’s civic and charitable activities.  Employee will use his best good faith efforts to promote the success of the Company’s business and will cooperate fully with the Board in the advancement of the best interests of the Company.  During the Contract Term, Employee will not be gainfully employed in any professional business other than that of the Company and those matters set forth on Exhibit A, attached hereto.  Notwithstanding the foregoing, no provision of this Section 3 shall prohibit the Employee from engaging in “personal production,” as such term is commonly understood within the life insurance industry, with respect to life insurance products and annuity products (“Personal Production”).

          4.     Compensation of Employee.

          4.1   Base Salary.  During the Contract Term, the Company shall pay to Employee as compensation for the services to be performed by Employee a base salary of $275,000.00 per year (the “Base Salary”).  The Base Salary shall be payable in installments in accordance with the Company’s normal payroll practice and shall be subject to such income and employment tax withholdings and other ordinary employee withholdings as may be required by law.

          4.2   Targeted Bonus. In addition to the compensation set forth elsewhere in this Section 4, beginning in 2006 and continuing in each year or portion thereof during the Contract Term and any extensions thereof, the Employee shall qualify for a targeted annualized bonus as determined below (“Targeted Bonus”) based upon meeting certain financial and operating goals which will be mutually agreed upon by the Company and Employee in writing not later than the Company’s January Board meeting commencing in 2006 and each subsequent year thereafter (the financial and operating goals for 2006 and subsequent years are referred to herein as “Targets”).  The established Targets shall be consistent with the operating budgets, capital budgets and strategic plans for the Company as adopted by the Company’s Board.  Within 75 days after the end of each calendar year, the Board shall make a good faith determination as to the extent to which the Targets have been met or exceeded for the then-ended calendar year.  If the Targets have been met for the 2006 calendar year, then Employee shall receive a minimum Targeted Bonus of $100,000.00.  If the Targets for a subsequent calendar year are met, Employee shall receive a Targeted Bonus with respect to such calendar year as the Board may determine, subject to the condition that, if the Targets are met, the sum of annual base compensation plus Targeted Bonus for such subsequent calendar year is at least $350,000.  In the event that the established Targets are exceeded in any calendar year, then Employee shall be entitled to receive additional bonus amounts above the Targeted Bonus as may be determined in the discretion of the Board.  If the Board determines that the Targets have not been fully met, but minimum thresholds as may be established by the Board have been met, the Board shall make a good faith determination as to the extent the Targets have been met and determine the amount of such Targeted Bonus to be awarded to the Employee based proportionately upon the extent to which the Targets are determined to have been met.  If the Targets for the 2006 calendar year and subsequent calendar years are met, the Board will review and consider an increase in the amount of Targeted Bonus for the following calendar year.  Employee shall also be eligible to receive such other bonuses or incentive payments as may be approved by the Board.

          4.3   Benefits.  Employee shall be entitled to participate, during the Contract Term, in all regular employee benefit and deferred compensation plans provided by the Company (to the extent such participation is not restricted by the Internal Revenue Code of 1986 (the “Code”)), including, without limitation, any savings, Section 401(k) plan, incentive stock plan, dental and medical plans, life insurance and disability insurance, such participation to be as provided in said employee benefit plans in accordance with the terms and conditions thereof as in effect from time to time and subject to any applicable waiting period.  Employee shall also be entitled to four weeks of paid vacation during each year of the Contract Term, provided that any vacation not used in any year shall not be carried over to any subsequent year of Employee’s employment by the Company.  Employee shall be entitled to recognize as holidays all days recognized as such by the Company pursuant to the policies of its parent company.

          4.4   Reimbursement of Expenses.  The Company will provide for the payment or reimbursement of all reasonable and necessary expenses incurred by Employee in connection with the performance of his duties under this Agreement in accordance with the Company’s expense reimbursement policy, as such may change from time to time.

          4.5   Annual Compensation Review.  The Board will review all facets of Employee’s compensation and benefits as set forth in this Section 4 no less often than annually, on the same compensation review cycle as the other officers of the Company and officers of Enterprise.  The Board, pursuant to the provisions of the Second Amended and Restated Operating Agreement of the Company (the “New Operating Agreement”), may make annual adjustments to the elements of Employee’s compensation and benefits, subject to the provisions of this Section 4 and so long as such adjustments cause Employee’s compensation and benefits to be at least as favorable as set forth in this Agreement.

          5.     Termination of Employment.

           5.1   Termination for Cause.  “Termination for Cause”, as hereinafter defined, may be effected by the Company, pursuant to the provisions of the New Operating Agreement, at any time during the term of this Agreement by written notification to Employee, specifying in detail the basis for the Termination for Cause. Not later than thirty (30) days after Termination for Cause, Employee shall be paid all accrued salary, vested deferred compensation, if any, (other than pension plan, Section 401(k) plan, or profit sharing plan benefits which will be paid in accordance with the terms of the applicable plan), any benefits under any plans of the Company or Enterprise in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay, and any appropriate business expenses incurred by Employee reimbursable by the Company in connection with his duties hereunder, all to the date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.  “Termination for Cause” shall mean termination by the Company of Employee’s employment by the Company by reason of (a) an order of any federal or state regulatory authority having jurisdiction over the Company or any suspension, prohibition or loss of license which restricts Employee’s ability to sell, market or service life insurance products for the Company in any state or states which, taken individually or together, constitute a substantial portion of the commission revenue generated by Employee, (b) the willful failure or refusal of Employee substantially to perform Employee’s duties hereunder; (c) a willful breach by Employee of any material provision of this Agreement or of any other written agreement with the Company or any of its Affiliates; (d) Employee’s commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud; (e) chemical or alcohol dependency which materially and adversely affects Employee’s performance of Employee’s duties under this Agreement; (f) any act of disloyalty or breach of responsibilities to the Company by Employee which is intended by Employee to cause material harm to the Company; or (g) embezzlement (or attempted embezzlement) of any of the Company’s funds or property.

          5.2   Termination Other Than for Cause.  Notwithstanding any other provisions of this Agreement, the Company may effect a “Termination Other Than For Cause”, as hereinafter defined, in accordance with the provisions of the New Operating Agreement, at any time upon giving written notice to Employee of such termination.

          (i)     Upon Termination Other Than For Cause, the Employee shall execute a release and waiver of all claims with respect to Employee’s employment against the Company, its Affiliates and their respective officers and directors in substantially the form of Exhibit B attached hereto (the “Release”).

(ii) Within thirty (30) days of the Company’s acceptance of the Release, the Company shall pay the Employee:

                    (A)     all accrued salary, vested deferred compensation (other than pension plan, profit sharing plan, or Section 401(k) plan benefits which will be paid in accordance with the applicable plan), accrued vacation pay, any benefits under any plans of the Company or Enterprise in which Employee is a participant to the full extent of Employee’s rights under such plans, and any appropriate business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the date of termination; and

(B) severance payment as provided in subsection 6.1.

(iii) “Termination Other Than for Cause” shall mean:

(A) any termination by the Company of Employee’s employment with the Company other than termination pursuant to subsections 5.1, 5.3, 5.4 or 5.5; or

                    (B)     termination by Employee of Employee’s employment with the Company (x) by reason of the Company’s willful breach of a material provision of this Agreement, or (y) the assignment of Employee without Employee’s consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than Employee’s position, responsibilities or duties as of the Effective Date (“Constructive Termination”).

          5.3   Termination by Reason of Disability.  If, during the term of this Agreement, Employee, in the judgment of the Board pursuant to the provisions of the New Operating Agreement, (i) has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and (ii) such illness or incapacity continues for a period of more than ninety (90)consecutive days, or ninety (90)days during any 180 day period, the Company shall have the right to terminate Employee’s employment hereunder by written notification to Employee and payment to Employee of all accrued salary, vested deferred compensation, if any, (other than pension plan, Section 401(k) plan or profit sharing plan benefits which will be paid in accordance with the applicable plans), accrued vacation pay, any benefits under any plans of the Company or Enterprise in which Employee is a participant to the full extent of Employee’s rights under such plans, and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

          5.4   Death.  In the event of Employee’s death during the term of this Agreement, Employee’s employment shall be terminated as of the day of his death and the Company shall pay to his estate or such beneficiaries as Employee may from time to time designate all accrued salary, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company or Enterprise in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay, and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

          5.5   Voluntary Termination.  In the event of a “Voluntary Termination,” as hereinafter defined, provided that Employee provides the Company with at least sixty (60) days notice of such termination (which notice and any requirement for service may be waived or shortened by the Company), the Company shall within thirty (30) days after such termination pay all accrued salary, vested deferred compensation, if any, (other than pension plan, Section 401(k) plan, or profit sharing plan benefits which will be paid in accordance with the applicable plans), any benefits under any plans of the Company or Enterprise in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay, and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.  “Voluntary Termination” shall mean termination by Employee of Employee’s employment other than (i) Constructive Termination, (ii) termination by reason of Employee’s disability as described in subsection 5.3, and (iii) termination by reason of Employee’s death as described in subsection 5.4.

          5.6   Resignation Upon Termination.  Effective upon any termination under this Section 5 or otherwise, Employee shall automatically and without taking any further actions be deemed to have resigned from all positions then held by him with the Company and all of its Affiliates.

          6.     Severance Compensation

          6.1   Termination Other Than for Cause.  In the event Employee’s employment is terminated in a Termination Other Than For Cause and subject to the provisions of subsection 5.2., Employee shall be paid as severance compensation his Base Salary, at the rate payable at the time of such termination, for the two year period beginning on the effective date for such termination, plus (i) any accrued and unpaid Bonus due Employee under paragraph 4.3 of this Agreement and (ii) an amount equal to the Targeted Bonuses due (based on the Base Salary then in effect) for the calendar year of Employee’s termination and the following calendar year as though all requisite targets were fully and completely achieved.  Notwithstanding any provision in this subsection 6.1 to the contrary, the Company may, in the Company’s sole discretion, by delivery of a notice to Employee within 30 days following a Termination Other Than For Cause, elect to remit to Employee a lump sum severance payment by bank cashier’s check equal to the present value of the flow of cash payments that would otherwise be paid to Employee pursuant to this subsection 6.2.  Such present value shall be determined as of the date of delivery of the notice of election by the Company and shall be based on a discount rate equal to the prime rate, as reported in The Wall Street Journal, on the date of delivery of the election notice.  If the Company elects to remit a lump sum severance payment, the Company shall make such payment to Employee within 30 days following the date on which the Company notifies Employee of its election.

          6.2   Termination Upon Any Other Event.  In the event of a Voluntary Termination, Termination For Cause, termination by reason of Employee’s disability pursuant to subsection 5.3 or termination by reason of Employee’s death pursuant to subsection 5.4, Employee or his estate shall not be paid any severance compensation.

          7.     Non-Competition; Non-Solicitation.

7.1 Definitions. For purposes of this Agreement:

                    “Competition” means, whether directly or indirectly, (i) owning any equity interest in a Competitive Operation, (ii) acting as a lender of funds or credit to a Competitive Operation or (iii) acting as an officer, manager, employee, consultant, independent contractor, adviser, director, shareholder member, partner or sales representative of a Competitive Operation.

                    “Competitive Operation” means any entity that directly or indirectly engages in or owns, invests in, manages or controls any venture or enterprise engaged in the business of brokering, representing or marketing the products of various life insurance carriers.

                    “Non-Competition Period” means the period commencing on the Effective Date and continuing through and including the first anniversary of the termination of Employee’s employment with the Company for any reason other than the death of Employee.

                    “Enterprise Entities” means Enterprise and all business entities Controlled by, under common Control with or Controlling Enterprise, including without limitation the Company.  For purposes of the preceding sentence “Control,” and any derivation thereof, with respect to a business entity means the ownership of a majority of the voting equity securities or equity interests thereof.

          7.2   Covenants.  Employee agrees that during the Non-Competition Period, Employee shall not, directly or indirectly either for Employee’s own account or for the benefit or for the account of any other person or entity:

(i) Subject to Section 7.3(ii), engage in Competition in the United States; or

                    (ii)     (A)    induce or attempt to induce or aid others in inducing an employee of any of the Enterprise Entities to leave the employ of such Enterprise Entity or in any way interfere with the relationship between the Enterprise Entities and any of their respective employees; or (B) subject to Section 7.3(ii), induce or attempt to induce any client, vendor, sales representative, contractor, referral source, insurance company or other business relation of any of the Enterprise Entities to cease doing business with such Enterprise Entity or in any way interfere with the relationship between any client, vendor, sales representative, contractor, referral source, insurance company or other business relation and any of the Enterprise Entities.

          7.3     (i)      Nothing herein shall prohibit Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a Competitive Operation the equity securities of which are traded on a national exchange, the Nasdaq Stock Market or the over-the-counter market, so long as Employee has no active participation in the business of such Competitive Operation.

(ii) It shall not be a violation of Section 7.2(i) or clause (B) of Section 7.2(ii) for Employee to engage in, and such provisions shall not prevent Employee from engaging, in Personal Production.

          7.4     If, at the time of enforcement of this Agreement, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

          8.     Confidentiality and Non-Disclosure Agreement.

          8.1     Employee agrees that effective immediately, Employee shall hold in strict confidence and shall not, without the express prior written authorization of the Company specifically referencing this subsection 8.1, make personal use of, nor disclose to any person, firm, corporation, partnership, agency, commission, institution or other entity, any Trade Secret or other Confidential Information relating to the Company, Enterprise or any other Enterprise Entity, delivered to or obtained by Employee prior to or after the date hereof.  Upon the Company’s request, Employee shall return all information furnished to him related to the business of the Company without retaining any copies in electronic or other form, provided that the Employee shall be entitled to retain a copy of all information returned to the Company solely for file protection purposes in connection with any potential litigation or other dispute matters.

          8.2     As used in this Agreement, “Confidential Information” includes, but is not limited to, the following: (i) financial statements and other financial information, including pricing, profitability information, budgets, projections, costs, licenses and forecasts; (ii) personnel information including salary, benefits and other compensation policies and practices; (iii) sales and marketing information including reports, strategies, techniques, plans, products, contacts and customer lists; (iv) information relating to computer hardware, customized software, inventions, improvements, data, reports and manuals; and (v) any other information designated in writing by the Company or any Enterprise Entity as confidential or proprietary in nature; provided that Confidential Information shall exclude information: (vi) which Employee can demonstrate was known to Employee before receipt thereof from the Company, (vii) which Employee can demonstrate is learned by Employee from a third party entitled to disclose it, (viii) which Employee can demonstrate becomes known publicly other than through Employee, or (ix) the disclosure of which by Employee is authorized by the Board, required by any legal requirement or contemplated by any agreement to which the Company is a party.

          8.3     As used in this Agreement, the term “Trade Secret” means information including a program, device, method, technique or process that:  (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          8.4     Employee acknowledges that the Company has represented that any and all Confidential Information or Trade Secrets of the Company and the Enterprise Entities are proprietary, unique and commercially sensitive in nature and have been developed over time and reflect a substantial investment.  Employee further acknowledges that the Company has represented that the Trade Secrets of the Company and the Enterprise Entities are not a matter of public or general knowledge in the industry or industries in which any of the Company and the Enterprise Entities conduct business and that the Company and the Enterprise Entities derive substantial economic value (actual or potential) from such information.  Employee also acknowledges that the Company has represented that the Company and the Enterprise Entities maintain substantial secrecy concerning the Confidential Information and Trade Secrets and that, absent disclosure by the Company or the Enterprise Entities to Employee, Employee could not otherwise have readily ascertained by proper means and/or have acquired knowledge of such Confidential Information and Trade Secrets.

          9.     Representations and Acknowledgments.

          9.1     Employee represents and warrants to the Company that the execution and delivery of this Agreement does not conflict with or result in the breach by Employee or violation by Employee of any other agreement to which Employee is a party or by which Employee is bound.

9.2 Employee acknowledges and agrees that:

                    (i)     the restrictive covenants set forth in Sections 7 and 8 hereof are reasonable and not more restrictive than necessary to protect the Company’s and the other Enterprise Entities’ goodwill and other legitimate business interests, including, without limitation, the Company’s and the other Enterprise Entities’ strong interest in preserving and protecting their respective Confidential Information and Trade Secrets;

                    (ii)     such covenants are reasonable in scope, area and duration, particularly in light of Employee’s experience, relationship and responsibilities with the Company; without limiting the foregoing, Employee acknowledges that the market for the Company’s products and services is national in scope and that the designation of the United States as the geographic area covered by the non-competition provisions of subsection 7.2(i) is reasonable; and

(iii) the terms of Sections 7, 8 and 11 shall survive and remain in effect following any termination of this Agreement.

          10.     Remedies.     Employee acknowledges that the extent of damages to the Company from a breach of Sections 7 and/or 8 of this Agreement would not be readily quantifiable or ascertainable, that monetary damages would be inadequate to make the Company whole in case of such a breach, and that there is not and would not be an adequate remedy at law for such a breach.  Therefore, Employee specifically agrees that the Company is entitled to injunctive or other equitable relief (without any requirement to post any bond or other security) from a breach of Sections 7 and/or 8 of this Agreement, and hereby waives and covenants not to assert against a prayer for such relief that there exists an adequate remedy at law, in monetary damages or otherwise.

          11.     Non-Disparagement.  No party hereto nor any of its Affiliates, officers,  directors or employees shall at any time during or after the Contract Term whether in writing or orally, criticize, disparage or otherwise demean in any way the other party or any Affiliate thereof or any of their respective products, officers, directors, members, governors or employees.

          12.     Successors and Assigns; Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Company, each Enterprise Entity and their respective successors and assigns and shall be binding upon Employee and Employee’s legal representatives.  Each of the Enterprise Entities, whether currently in existence or coming into existence after the date hereof, is an intended third party beneficiary under and to this Agreement and shall have the right to commence enforcement of all rights and pursue all remedies of the Company under this Agreement as if an original party hereto.  This Agreement is for the personal services of Employee and may not be assigned by Employee.

          13.     Modification or Waiver.  No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought.  No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement.  No delay on the part of the Company or any Enterprise Entity in the exercise of any of their respective rights or remedies shall operate as a waiver thereof and no single or partial exercise by the Company or any Enterprise Entity of any such right or remedy shall preclude other or further exercise thereof.  A waiver of a right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

          14.     Severability.  Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, subject to the provisions of subsection 7.4, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or terms or the remaining provisions or terms of this Agreement.

          15.     Entire Agreement.  This Agreement and the Purchase Agreement and the other documents and agreements contemplated thereby, including without limitation the Company’s Second Amended and Restated Operating Agreement, dated as of the date hereof, contain the complete agreement concerning the employment arrangement between the parties, including without limitation severance or termination pay, and shall, as of the Effective Date, supersede all other agreements or arrangements between the parties with regard to the subject matter hereof.

          16.     Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.  The obligations of the Company under this Agreement shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business or similar event relating to the Company.  This Agreement shall not be terminated by reason of any merger, consolidation or reorganization of the Company, but shall be binding upon and inure to the benefit of the surviving or resulting entity.

          17.     Manner of Giving Notice.  All notices, requests and demands to or upon the respective parties hereto shall be sent by hand, certified mail, overnight air courier service, in each case with all applicable charges paid or otherwise provided for, addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto:

To Company:	To Employee at his current
Millennium Brokerage Group, LLC	residential address on file with
611 Commerce Street, Suite 2606	the Company.
Nashville, TN 37203
c/o: _________________________

          Such notices, requests and demands shall be deemed to have been given or made on the date of delivery if delivered by hand or by telecopy, on the next following date if sent by nationally recognized overnight courier service or the third business day after deposit in certified mail, postage prepaid.

          18.     Headings.  The headings have been inserted for convenience only and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

          19.     Choice of Law.  It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with, under and pursuant to the laws of the State of Tennessee without regard to the jurisdiction in which any action or special proceeding may be instituted.

          20.     Taxes.  The company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

          21.     Voluntary Agreement; No Conflicts.  Employee hereby represents and warrants to the Company that he is legally free to accept and perform his employment with the Company, and that the complete performance of the obligations pursuant to Employee’s employment will not violate any order or decree of any governmental or judicial body or contract by which Employee is bound.  The Company will not request or require, and Employee agrees not to use, in the course of Employee’s employment with the Company, any information obtained in Employee’s employment with any previous employer to the extent that such use would violate any contract by which Employee is bound or any decision, law, regulation, order or decree of any governmental or judicial body.

          22.     Certain Definitions.  As used herein, the following definitions shall apply:

          “Affiliate” with respect to any person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

          “Control” With respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          “Person” Any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

          “Subsidiary”  With respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

          23.     Dispute Resolution.

                    (a)     The Employee and the Company shall resolve any claim, controversy or dispute arising out of or in connection with this Agreement, or relating to or arising out of Employee’s employment with the Company by compulsory arbitration in Chicago, Illinois.  Any such arbitration shall be conducted according to the Commercial Arbitration Rules of the AAA.  Notwithstanding the provisions of this Section, the Company may seek and obtain appropriate restraining orders and temporary or permanent injunctions in a court proceeding without engaging in arbitration with respect to any alleged violation of the covenants contained in Sections 7 and 8.  The Employee shall invoke his right to arbitrate any claim, controversy or dispute with or against the Company only after first attempting to resolve it through the exhaustion of the employee problem solving mechanism contained in Company’s Employee Handbook (or Enterprise’s Employee Handbook if the Company has none) without first obtaining results satisfactory to the Employee, in his reasonable discretion.

                    (b)     In any dispute which is finally resolved through arbitration or in a court of competent jurisdiction, the prevailing party (as defined below) shall be entitled to reimbursement for all reasonable attorneys’ fees and witness expenses, and in the case of arbitration, all fees and expenses of the arbitrators. The “prevailing party” shall be determined by the court or arbitrator, as appropriate.

[The remainder of this page is intentionally blank.  The next page is the signature page.]

          THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first stated above.

MILLENNIUM BROKERAGE GROUP, LLC

By:

Title:

________________________________________________
______________________________, Individually

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